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                                                                Exhibit 3.1

                                AMENDED AND RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                               CTB INTERNATIONAL CORP.

                           (Pursuant to Section 245 of the
                  General Corporation Law of the State of Delaware)

          CTB International Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the Corporation is CTB International Corp. The Corporation was originally incorporated under the name CTB Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 20, 1995.

          2. The Board of Directors of the Corporation has duly adopted this amendment and restatement of the Certificate of Incorporation in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware.

          3. The stockholders of the Corporation have duly adopted this amendment and restatement of the Certificate of Incorporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          4. The Certificate of Incorporation of CTB International Corp. is hereby amended and restated in its entirety as follows:

          FIRST: The name of the Corporation is CTB International Corp.

          SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: Section 1. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 44,000,000


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shares, of which 40,000,000 shares shall be Common Stock, par value one cent
($.01) per share, and 4,000,000 shares shall be Preferred Stock, par value one cent ($.01) per share.

        At the close of business on the date that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's Common Stock then issued (including shares held in the treasury of the Corporation) shall automatically be subdivided, changed and converted into 12.0933 fully paid and nonassessable shares of Common Stock.

        The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision that may hereafter be enacted.

        Section 2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board") is authorized to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware. Pursuant to the foregoing authority vested in the Board, but not in limitation of the powers conferred on the Board thereby and by the law of the State of Delaware, the Board is expressly authorized to determine with respect to each series of Preferred Stock:

        (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

        (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

        (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

        (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

        (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

        (f)  the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any
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        other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                (g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

                (h) the provisions, if any, of a sinking fund applicable to such series; and

                (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof.

All of such powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof as may be determined from time to time by the Board shall be stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

                Thirty thousand (30,000) shares of Preferred Stock, par value $.01 per share, are hereby designated 6% Series A Preferred Stock. The powers, designations, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions of the 6% Series A Preferred Stock are as follows:

                1. RANK. The 6% Series A Preferred Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank prior to all classes of Common Stock of the Corporation. All of such equity securities of the Corporation to which the 6% Series A Preferred Stock ranks prior are collectively referred to herein as the "Junior Stock".

                2. DIVIDENDS.

                        (i) The holders of 6% Series A Preferred Stock shall be
                entitled to receive in preference to the holders of any funds legally available for the payment of dividends, noncumulative dividends at the rate of $60.00 in cash for each share of 6% Series A Preferred Stock held (determined by multiplying 6% by the Liquidation Preference, as defined in paragraph 3 hereof) per fiscal year of the Corporation. The rights to such dividends on the 6% Series A Preferred Stock shall not be cumulative, and no rights shall accrue to holders of 6% Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any previous dividend period, nor shall any undeclared or unpaid dividends bear or accrue interest.

                        (ii) All dividends paid with respect to shares of the 6%
                Series A Preferred Stock pursuant to paragraph 2(i) hereof shall be paid pro rata to the holders entitled thereto.

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                (iii) Holders of shares of the 6% Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph 2(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

                (iv) Each fractional share of 6% Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of 6% Series A Preferred Stock pursuant to paragraph 2(i) hereof.

        3.  Liquidation Preference.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of 6% Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to $1,000.00 for each share outstanding (the "Liquidation Preference"), plus an amount equal to all declared but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Stock. Except as provided in the preceding sentence, holders of 6% Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of 6% Series A Preferred Stock, then the holders of all such shares shall share ratably in accordance with the respective amounts to which the holders of outstanding shares of 6% Series A Preferred Stock would be entitled if all amounts payable thereon were paid in full.

        The liquidation payment with respect to each outstanding fractional share of 6% Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of the 6% Series A Preferred Stock.

        4. Redemption. Upon the occurrence of an Initial Public Offering (as defined below) or a Change of Control (as defined below), the 6% Series A Preferred Stock shall be redeemable, at the option of the Corporation, in whole or in part, from time to time at a redemption price of $1,000.00 per share of the 6% Series A Preferred Stock, plus an amount equal to all declared but unpaid dividends thereon to the date fixed for redemption. "Initial Public Offering" shall mean the sale of shares of the Corporation's capital stock to the public pursuant to a registration statement under the Securities Act of 1933, as amended. "Change of Control" shall mean any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than American Securities Capital Partners, L.P. ("ASCP"), investment funds managed by ASCP or its affiliates, J. Christopher Chocola or Caryl M. Chocola shall have acquired beneficial ownership or control of over 15% of the voting stock (on a fully diluted basis) of the Corporation.

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     4.1 Procedure for Redemption.

     (i) In the event that fewer than all the outstanding shares of 6% Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be selected pro rata based upon the number of outstanding shares of 6% Series A Preferred Stock held by each holder thereof prior to the redemption.

     (ii) In the event the Corporation shall redeem shares of 6% Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to all holders of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (a) the redemption date; (b) the aggregate number of shares of 6% Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price; and (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

     (iii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of 6% Series A Preferred Stock, and shall not be reissued as shares of 6% Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     5. Voting Rights. The holders of record of shares of 6% Series A Preferred Stock shall not be entitled to any voting rights except as otherwise provided by law.

     Section 3. Common Stock. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

     FIFTH: The Board, acting by majority vote, may make, alter, amend or repeal the By-Laws of the Corporation. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. The election of directors need not be written ballot unless the By-Laws so provide.
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        SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (as the same now exists or may hereafter be amended), no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, nothing herein shall be construed as eliminating or limiting the liability of any director of the Corporation for:

              (a) any breach of the director's duty of loyalty to the Corporation or to the stockholders of the Corporation;

              (b) the director's acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

              (c) any act in violation of Section 174 of the General Corporation Law of the State of Delaware; or

              (d) any transaction from which the director derived an improper benefit.

        SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (as the same now exists or may hereafter be amended), the Corporation shall indemnify any current or former director or officer of the Corporation. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of an officer or a director of the Corporation existing at the time of such repeal or modification. Any right or protection of an officer or a director of the Corporation under this Article SEVENTH shall inure to the benefit of the indemnitee's heirs, executors and administrators.

        IN WITNESS WHEREOF, said CTB International Corp. has caused this Certificate to be signed by J. Christopher Chocola its President, this 18th day of June, 1997.


                                                /s/ J. Christopher Chocola
                                                __________________________
                                                J. Christopher Chocola
                                                President